Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Prairie Operating Co., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 14, 2024, relating to the consolidated financial statements of Nickel Road Operating LLC and Subsidiaries as of December 31, 2023 and 2022 and for the years then ended, appearing in the Current Report on Form 8-K dated March 19, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in Registration Statement on Form S-3 of Prairie Operating Co., (No.333-282730) and related prospectus.

/s/ Moss Adams LLP

Denver, Colorado

March 24, 2025